Exhibit 16.1

Securities and Exchange Commission	11 June 2009
100 F Street, NE
Washington, DC 20549
Gentlemen:
We have read Item 4.01 of Form 8-K dated June 10, 2009, of America Service Group Inc., and are in agreement with the statements contained in the third through fifth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP